QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

corporate and investment banking	Global Banking 388 Greenwich Street New York, NY 10013

September 19, 2006

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

        We hereby consent to (i) the inclusion of our opinion letter, dated June 1, 2006, to the Board of Directors of NYSE Group, Inc., included as an Annex to the prospectuses that form a part of the Registration Statement on Form S-4 of NYSE Euronext, Inc., as it may be amended from time to time (the "Form S-4"), relating to the proposed business combination between NYSE Group, Inc. and Euronext N.V., and (ii) the references in such prospectuses and the Form S-4 to such opinion and our firm name.

        In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Form S-4 within the meaning of the term "experts" as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

Citigroup Global Markets Inc.

By:	/s/ GARY S. SHEDLIN
Name:	Gary S. Shedlin Managing Director

QuickLinks

CONSENT OF CITIGROUP GLOBAL MARKETS INC.